Exhibit 4.2

Share Certificate of Robo.ai Inc. (the "Company") An Exempted Company incorporated in the Cayman Islands Authorised capital of the Company is US$400,000.00 divided into 4,000,000,000.00 Ordinary Shares par value US$0.0001 each. This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company. Name & Address of the Shareholder: Certificate No.: 1 No. of Shares: 1.00 Class A Ordinary Share Consideration Paid: US$0.0001 Date of Issue: Given under the common seal of the Company on the date stated herein. Director/Officer NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE